Exhibit 10.4

EMERALD EXPOSITIONS EVENTS, INC.
2017 OMNIBUS EQUITY PLAN

PERFORMANCE BASED SHARE AWARD AGREEMENT

Pursuant to Section 10 of the 2017 Omnibus Equity Plan (the “Plan”) of Emerald Expositions Events, Inc. (the “Company”), on June 3, 2019 (the “Grant Date”), the Company authorized a grant to Brian Field (the “Recipient”) of a performance-based share award, subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”).  By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement.  The Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as a Participant).
1. Award and Terms. The Company awards to the Recipient under the Plan the right to receive a number of Shares calculated as set forth in Section 1(a) below (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and exercises of rights hereunder, shall be retained by the Company.  To the extent the Award remains unvested on the 10th anniversary of the Grant Date, the Award will be forfeited without any consideration being payable therefor.
(a) Vesting Dates. Subject to the provisions of this Agreement and the Plan, the Recipient’s right to receive Shares pursuant to this Agreement shall vest based upon achievement of the closing Share prices as set forth in the schedule below (which prices may be adjusted in accordance with Section 12 of the Plan) for a period of at least sixty (60) out of the preceding ninety (90) Trading Days (each such Share price a “Vesting Threshold”).  Upon achievement of each relevant Vesting Threshold, subject to Section 1(f), the Recipient shall be issued a number of Shares equal to the corresponding Award Value identified in the schedule below, divided by the closing price per Share on the Trading Day upon which the relevant Vesting Threshold was satisfied.  For the avoidance of doubt, there shall be no ratable vesting for achievement of a closing Share price that falls between the levels stated in the schedule below and in no event shall any individual Vesting Threshold vest more than once.  For purposes of the foregoing, a “Trading Day” is any day on which the New York Stock Exchange is open for trading.

60/90 Trading Day Closing Share Price (Vesting Thresholds)	Award Value
At least $18.00 per Share	$410,000
At least $20.00 per Share	$615,000
At least $22.00 per Share	$820,000
At least $24.00 per Share	$1,025,000
In the event of a Change in Control, if the price per Share paid by the buyer is greater than any of the Vesting Thresholds above (to the extent still unsatisfied), such portion of the Award shall vest upon the closing of such Change in Control by treating such price per Share paid by the buyer as having satisfied the applicable Vesting Threshold(s), and any remaining unvested portion of the Award shall be forfeited as of the closing of such Change in Control.
(b) Forfeiture of Award on Termination of Employment. If the Recipient Terminates for any reason, the unvested portion of the Award shall terminate. However, if the Recipient’s employment is terminated (i) by the Company or a Subsidiary other than for Cause, or (ii) by the Executive for Good Reason, in either case, within three months prior to the earlier of (x) the date of the execution of a definitive agreement resulting in a Change in Control, or (y) the date of the Change in Control, then any unvested Shares subject to this Awards shall remain eligible to vest in accordance with this Agreement.  Upon a termination for Cause, both the vested and unvested portion of the Award shall be immediately and automatically forfeited for no consideration.  For this purpose, “Cause” and “Good Reason” have the meanings given to such terms in the Employment Agreement between the Recipient and Emerald Expositions, LLC dated as of May 22, 2019.
(c) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Award other than to the extent permitted by Section 11.2 of the Plan. The Recipient further agrees not to sell, transfer, assign, pledge or otherwise encumber or dispose of any Shares issued upon settlement of any portion of the Award prior to the first to occur of (i) one year following the applicable settlement date, and (ii) the occurrence of a Change in Control.
(d) No Shareholder Rights. The Recipient shall have no rights as a shareholder with respect to the Award or the Shares underlying the Award until the underlying Shares are issued to the Recipient.
(e) Delivery Date for the Shares Underlying the Award. As soon as practicable, but in no event later than 15 days following a date on which any portion of the Award vests, the Company will issue to the Recipient the Shares underlying the then-vested portion of the Award, subject to Section 1(f). The Shares will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.
(f) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the Award. The Recipient acknowledges that on each date that Shares underlying the Award are issued to the Recipient (each, a “Settlement Date”), the Fair Market Value on that date of the Shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the withholding amount (determined in accordance with applicable law), the Company will withhold from the Shares otherwise issuable upon a Settlement Date a number of Shares having a Fair Market Value equal to the withholding amount (up to the statutory maximum amount) or the Committee may in its sole discretion authorize another method to be utilized under procedures established by the Company.
(g) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to Terminate the Recipient’s employment at any time or for any reason, with or without Cause, or to decrease Recipient’s compensation or benefits.
2. Prohibited Conduct; Restatements.
(a) Consequences of Prohibited Conduct. In consideration of and as a condition to the grant of the Award, the Recipient agrees to not engage in Prohibited Conduct (as defined in Section 2(b)). If the Company determines that the Recipient has engaged in any Prohibited Conduct, then the Recipient shall immediately forfeit the Award and shall have no right to receive the underlying Shares.
(b) Prohibited Conduct. For purposes of this Agreement, Prohibited Conduct means that the Recipient has violated any restrictive covenant contained in the Employment Agreement.
(c) Restatement of Financial Statements. In addition to the other provisions in this Section 2, this Agreement, the Award and any Shares issued under the Award shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the Award and recoupment of any Shares issued under the Award or of any gain received by the Recipient in connection with the sale of Shares received in settlement of the Award in the event of any restatement of the Company’s financial statements.
(d) Determinations. The Committee shall, following a reasonable, good faith investigation, make all determinations regarding this Section 2 in its sole discretion, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.
3. Securities Laws. The obligation of the Company, as applicable, to issue and deliver any Shares hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required.  The Recipient hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Recipient pursuant to this Agreement in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country.
4. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or fax, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other party):
To the Company:	Emerald Expositions Events, Inc. 31910 Del Obispo, Suite 200 San Juan Capistrano, CA 92675 Attention: David Gosling Email: David.Gosling@emeraldexpo.com

To the Recipient:	At the most recent address or email contained in the Company’s records.
5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.  Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such litigation.  To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.
6. Specific Performance.  Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other party, for which there is no adequate remedy at law.  Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other party shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties.  Such remedies shall be in addition to any other remedies (including monetary damages) to which the other party may be entitled at law or in equity.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.
7. Binding Effect. This Agreement shall (subject to the provisions of Section 1(d) hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
8. Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.
9. Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, supplemented or cancelled, in whole or in part, prospectively or retroactively, in each case by the Committee; provided that no such action shall adversely affect the Recipient’s material rights under this Agreement without the Recipient’s consent. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10. Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if both signatory parties had signed the same document. Both counterparts shall be construed together and shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

EMERALD EXPOSITIONS EVENTS, INC.

By:
David Gosling
SVP, General Counsel and Secretary

RECIPIENT:

Brian Field

[Signature Page to Performance Based Share Award Agreement]